SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12


                              USA Networks, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                            Vivendi Universal, S.A.
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_| Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

     |_|  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

Additional Information
----------------------

Stockholders of USA Networks are urged to read the proxy statement when it becomes available because it will contain important information about USA Networks, the transactions and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, USA Networks, Inc., Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by USA Networks and Vivendi Universal with the Securities and Exchange Commission in connection with the transactions at the SEC's web site at www.sec.gov.

     In addition to the proxy statement, Vivendi Universal files annual and special reports and other information with the SEC, and USA Networks files annual, quarterly and special reports, proxy statements and other information with the SEC, each of which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by USA Networks and Vivendi Universal at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

     USA Networks, Vivendi Universal and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of USA Networks' stockholders to approve the proposed transactions. Such individuals may have interests in the transactions, including as a result of holding options or shares of USA Networks' stock. Information regarding Vivendi Universal and its directors and officers is contained in the Schedule 13D filed by Vivendi Universal and the other members of its reporting group with the SEC on February 24, 1998, as amended from time to time on Schedule 13D/A. Information regarding USA Networks and its directors and officers is contained in the definitive proxy statement on Schedule 14A filed by USA Networks with the SEC on April 9, 2001. Additional information regarding the participants in the solicitation will be contained in the proxy statement that will be filed by USA Networks with the SEC.

----------------

     The following is a transcript of a speech and accompanying slide presentation given by Jean-Marie Messier at the SSB Global Media Conference.

                               VIVENDI UNIVERSAL
                        SALOMON SMITH BARNEY CONFERENCE
                                  Transcript


SLIDE #1 - LOGO SLIDE

SLIDE #2 - TITLE SLIDE

Good afternoon and thank you to the Salomon Smith Barney team for inviting me to speak to you today.

SLIDE #3 - DISCLAIMER SLIDE

No comment

SLIDE #4 - LOGO SLIDE

It has been a little over one year since we completed the merger of Vivendi, Seagram and Canal+ creating Vivendi Universal - which we expect to be the world's first global media and communications company.

Shortly after the announcement of our merger which we were just reminded by [Mir], I spoke to you at this conference and outlined our vision, growth strategy and financial projections. The year 2001 was a very active period as we sought to integrate our operations, efficiently expand our distribution and dispose of non-cash generating assets, while producing industry-leading cash flow growth. There is no question that our strategy is coming together.

But I know that to many of you, Vivendi Universal is still a very new investment story. Our operations have come together quickly. And our business model and asset base are very unique. And our financial results reflect that. But many of you do think we are still too much complex. And I'm trying to present to you this "one year baby," the prospects of this "one year baby" and to explain to you why I think going forward VU is going to gain in simplicity and also in strengthn.

Today, I am going to summarize our strategic position and provide a review of recent developments, including our acquisition of USA Network's entertainment assets and our strategic alliance with Echostar. Those recent transactions solidified our distribution in the US, which was viewed as our weakness, while substantially increasing our long-term growth potential through multi-channel development. Our story is becoming I hope, increasingly more compelling and easier to understand and I will fight to make it easier and easier as we pave the way to dispose of non-strategic assets, while strengthening our global distribution and cash flow potential. In 2002 we will focus on producing strong internal growth, supporting our content and entertainment assets which is the first priority of the group, increasing our distribution via commercial agreements and alliances and pursuing opportunities to deleverage our company.

At the end of the day, I believe you will agree that our company is a core media and communications company to invest in. We have assembled a valuable stable of global assets, we are generating increasing revenues and EBITDA results in a difficult environment, and I think I really think that we have such a strong management team, which helps me on a day-to-day basis very much.

SLIDE #5: INVESTMENT HIGHLIGHTS

Turning to our strategic position. First and foremost, Vivendi Universal is a global media and communications company. We are a leader at both the global and local levels in music, movies, games and education. While our assets generate results today, they also represent the key content businesses that will fill the emerging digital pipeline. We simply have the content that consumers want.

Our business model is based on utilizing our global brands to establish and promote direct relationships with consumers. We create great content and bring it directly to their eyes and ears via efficient and profitable channels. This is a highly recession resilient business model. Our revenue streams are not as dependent on advertising as our peers. Our revenue is diversified by content, distribution channel by geographic location.

We have a very strong management team. Our merger brought together some of the most talented operators of content and distribution assets in the world. And, as many of you know, we now have Barry Diller running our US TV and film businesses as a result of the USA Networks transaction and renewed commitment for 5 years from Ron Meyer and Stacey Snider. Our management team no doubt with those names is focused on generating profitable returns even as we invest in future revenue streams. Our EBITDA growth is a reflection of our leading content and distribution assets, as well as our management's focus on cost controls and operating efficiencies. And, our accretive acquisition of USAi's entertainment assets will create further synergies, while boosting our revenues, EBITDA and free cash flow.

As a result of these factors and our commitment to profitable returns, we have succeeded in generating impressive revenue and EBITDA growth year to date with Media and Communications EBITDA expected to be slightly above 5 billion euros for '01. And, we are comfortable with the Street's expectations developed before 9/11 of 6 billion euros in EBITDA for 2002, this is before USAi and Stream transactions. Beginning with our 2002 first quarter report, we will report our results using full US GAAP, which will make our progress much easier for you to follow.

So, as you can see, we have a very solid strategic position. Our company offers a very high level of financial predictability relative to our peers. We are producing results today and we believe we are taking the right steps to produce strong growth tomorrow.

SLIDE #6 - DIGITAL DISTRIBUTION = PERSONALIZED CONTENT

In terms of business models, we believe our direct-to-consumer business model is the roadmap of the future for the media, entertainment and communications industries. Consider the trends. Due to the continued worldwide roll out of digital technology spanning the Internet, satellite, high-speed cable modems and wireless services, consumers are becoming increasingly empowered in accessing entertainment and information. We are witnessing dynamic changes in how consumers access the content that they value. Content distribution is becoming more and more a personalized process. And consumers want it to be portable and that is why we believe wireless will continue to expand as a media platform.

This demand requires a very different model than traditional advertising driven scenarios. We are moving as an industry, in our view, from a fixed media environment to an active environment in which content can be tailored, packaged and delivered to individuals according to their specific demands as their locations vary. It is still early in the game, but those that capture early stage leadership positions will benefit as digital usage ramps up.

We believe the marriage of both content and distribution is imperative in the emerging digital environment. This is one of the primary reasons behind the consolidation occurring across our industry. Given the size and resources of the companies competing in the marketplace, it is easy to be marginalized if you are not among the biggest players. We are really witnessing somewhat of a race among content companies to secure distribution for their product. What they are really seeking is simply access to consumers.

We believe in our strategy and the the fact that we are bringing together the right assets to grow in the digital age and we are taking the right steps early in the game to ensure our growth. Let me provide you with a quick review of that.

SLIDE #7 - CONTENT AND DISTRIBUTION

We have previously stated that our vision is to be the world's preferred creator and provider of entertainment, education and personalized services to consumers anywhere, at anytime and across all distribution platforms and devices. During the past year, we continued to assemble the resources that will enable us to fulfill this consumer-centric mission. We are in a unique position given our global content leadership spanning music, movies, games and education. No other media company comes close to having such substantial multiple worldwide positions in multiple content businesses. We are also a content leader at the local level in many countries. We have the content that consumers want. This provides us with enormous leverage in securing direct-to-consumer distribution and aggregation channels on a global basis, both today and tomorrow.

In 2001, we made great progress in solidifying our distribution through multiple platforms. This includes both fully owned vehicles, such as USA Entertainment's cable channels, as well as strategic alliances, such as our partnerships with Echostar, Microsoft and Vodafone, to name a few. Our owned channels, such as our online music and movie ventures, provide us with an opportunity to develop new formats, while our third party platforms must provide us with direct access to consumers.

Right now, we are focusing much of our efforts on the Internet, digital TV and mobile services. The Internet and emerging digital TV channels are still far below their maximum penetration rates and provide a huge potential for expanding our subscriber base in the coming years. In addition, the USAi acquisition gives us a strong cable presence in the US, as well as the management and resources to create additional channels that utilize our combined libraries.

SLIDE #8 - STRONG GLOBAL SATELLITE DISTRIBUTION

Our satellite distribution is a good example of our growing global distribution footprint. Our fully owned resources and strategic alliances in Europe via Canal+, combined with the additional 15 million households that we will gain from our partnership with Echostar, assuming the pending merger is completed gives us access on a global basis to several thousands of millions of households on a worldwide basis. This is a very important platform given the flexibility that DTH gives us with regard to launching new programming channels and interactive services. Additionally, our channels including USA Networks, Sci Fi and Canal Plus's Premium channels in Europe total on a world-wide basis 170 million subscribers.

SLIDE #9 - DIRECT-TO-CONSUMER BUSINESS MODEL

Satellite distribution provides us also with an optimal channel in building direct relationships with consumers. Our direct-to-consumer business model relies largely on subscription and content generated revenues. Only a small percentage of our revenues will come from advertising, no more than 5%. This is a major reason why we have had exceptional financial visibility in 2001 and confidence in our forecast for 2002, in contrast to companies driven primarily by advertising.

SLIDE #10 - STRONG MANAGEMENT TEAM

Charting our course, we have one of the strongest and deepest management teams in the media and communications industries. And our management is strongly incentivized to deliver profitable results as we grow the company. Our management team has clearly been further bolstered by Barry Diller, who will serve as CEO of Vivendi Universal Entertainment. He brings us an exceptional track record in cash-flow growth and asset-value creation. And we have had no turnover, no turnover at all in our senior operating management, with the exception of Edgar Bronfman, who as planned, is moving on to new opportunities now that the integration of our operations is well on its way. In fact, several of our top managers have recently signed contract extensions with the company, including Ron Meyer, Stacey Snider, and Doug Morris who also recently signed a new contract. We have also been able to attract new managers from our competitors Disney and AOL Time Warner including, which had been announced earlier today, the arrival of Andy Kaslow as our new Head of Human Resources.

So, one year from the merger, I am pleased to report to you that we have no management issues. We have a strong, exceptional management team, which is in our industry, perhaps even more than other industries, a huge, big plus.

SLIDE #11 - STRONG FINANCIAL RESULTS

Our results - I am now going to comment on them. For the first nine months of 2001, double digit growth and organic growth for EBITDA at 52%.

EBITDA for '01 is on track to slightly exceed 5 billion euros by year-end. And we are comfortable with the Street's previous projections developed before 9/11 for total EBITDA of 6 billion euros in 2002 before USAi and Stream. And beginning in 2002 I restate, because I do think it is important for your life and decisions, we will report in US GAAP.

SLIDE #12: EXCUTING ON THE STRATEGY

Now I would like to provide you with an overview of the progress we have made in each of our core businesses during the past year.

SLIDE #13: MUSIC

First, let's take a look at Music. As most of you know, we are the largest and most profitable music company in the world and we maintained and strengthened our leadership position in 2001. Leveraging this global leadership position we are focused on securing next-generation distribution on the music product. We believe digital distribution will drive the music industry in the future. We believe also that music will drive in many cases, broadband production and all the technologies looking for broadband delivery to the consumer. And, we believe that this evolution of broadband and digital distribution will provide us with multiple opportunities to leverage our content library. On this score, we recently launched two new services: pressplay, our online music subscription service and Universal Music Mobile, which combines telephony with entertainment.

UMM is a new mobile brand that was introduced for young users two months ago in the French market. It combines mobile telephony and entertainment. This is a low-cost direct marketing platform for Cegetel and Universal Music
Group with access to customer bases, such as Canal +, CANALSATTELITE, L'Express and SFR. The subscriber pays a monthly fee, from 15 to 38 euros to set up an account that includes airtime, SMS and data services. In addition to this, the consumers receive free information on concerts, new releases, exclusive prices on music, exclusive access to pre-hearing of the major new releases, as well as ring tones and the ability to have their favorite artists voice on their voicemail message. We believe this concept is scalable outside of France. In less than 2 months, more than 250,000 core subscribers came to Universal, Mobile Unit

In addition, in late December we launched our online music service, pressplay, with music from the three largest music companies in the world, Universal, Sony and EMI, as well as music from ten independent labels. It will present close to two thirds of the world's music. The service is being marketed to consumers via our relationships with Yahoo!, MSN Music and Roxio, and will soon be available via MP3.com and other affiliates. The music can be streamed and downloaded and it can be able to a compilation burned onto a CD. The ability to burn music onto a CD is a key advantage pressplay will have in providing a service that we know consumers really want because only burning can allow the music to be portable. Consumers can track music by genre, artist, song or popularity and there will be a lot to build and share playlists with other subscribers. Let me be clear: PressPlay and MusicNet will have to find the way to cross-license one way or the other, the sooner is the better because at the end of the day the Pressplay is the kind of service that consumers want. There is something that consumers want, on top of being able to burn the compilation and that is to have ____ of the music of the world's ________ on different services and if you allow me to accept and allow PressPlay to get the other two thirds, which is fine.

The end goal for both of these services is to generate revenues and ultimately cash flow by providing consumers with a wide range of music product via multiple devices that make it convenient for them to access our content when and where they want it. Financial returns will not come overnight. It is still early in the game for accessing music online, but this is clearly the wave of the future and we want to establish an early mover advantage.

Last word on music is that our release schedule for 2002 and the prospects for 2003 looks great with four artists, Eminem, Shania Twain, Nelly and Dr. Dre, who have proven track records of producing albums that generate sales in excess of ten million copies, which was not the case for any other albums in '01 and we are also releasing a greatest hits album for U2, who was just nominated for 8 Grammy's, the largest number of nominations ever received from only one artist.

SLIDE #14: PUBLISHING

Turning to publishing. With the sale of our Comareg and Professional Services businesses, Vivendi Universal Publishing has evolved into a consumer content provider, spanning the games, education and literature and reference categories.

Our acquisition of Houghton Mifflin expanded our presence in education to the number 2 position on a worldwide basis. We have successfully transitioned in advertising from a cyclical advertising driven business to a long-term steady growth entity focusing primarily on education and games. Universal Publishing is the only player with leading brands in the four main western language areas: English, French, Spanish and Portuguese. This gives us an important competitive advantage as we seek to further penetrate this 25 billion euro market.

Trends in those businesses are favorable. They are favorable in the educational field and they are more favorable also in the game side where we do expect to undertake more than 20% yearly grosses.

SLIDE #15: FILM

Turning to Movies. To go through all our current entertainment assets, the merger has created the only film company with studios both in the US and Europe - with about 50% of revenues generated in the North America and 42% in Europe.

We had another exceptional year in 2001, achieving the number two ranking at the box office with four movies exceeding $100 million at the US Box office and a total of six movies earning more than $100 million worldwide. These successes are clearly strengthening our content library. This is an incredibly valuable asset as we transition to the digital age and seek to create multi-channel programming ventures.

Looking ahead, in 2002 we feel confident in our ability to grow EBITDA as we get the carryover benefit of the 2001 slate and a 2002 release slate that does not include any big budget movies, that's going to be a year resulting in a few movies, including "The Scorpion King", an action adventure produced by Stephen Sommers; "Red Dragon", a suspense thriller based on the bestseller by Thomas Harris and starring Anthony Hopkins and does include "The Bourne Identity", a spy thriller based on the best seller by Robert Ludlum, which I think many of you read, starring Matt Damon. This includes also a movie based on the life of Eminem and we will release an album to coincide with the movie, which we have this year, the means to release Eminem's albums. The 2003 slate looks promising with Cat in the Hat and The Hulk.

SLIDE #16 USA NETWORKS ENTERTAINMENT

Let's go to a very significant move at the end of last year: our transaction with USA Entertainment on December 17th. These assets are being combined with Universal Studios Group to Form what we call VUE, Vivendi Universal Entertainment, which will be headed by Barry Diller. We will own 93% of the unit, while USA Interactive and Barry Diller own the remaining 7%. As I mentioned, Barry will work with our outstanding management team.

With the USA transaction, we will greatly strengthen its participation in the six most rapidly growing and valuable content businesses in the world, particularly cable TV distribution. We now have an outstanding opportunity to leverage our library into new direct-to-consumer programming services, first in the US and then abroad. Our strategy is clearly coming together. Combining within the same operational entity, VUE, USG and the entertainment assets of USA creates a new U.S. major, clearly one player will benefit form the full integration of TV and movies activities with production and distribution. Along with our stragtegic partnership with EchoStar, this transaction addresses Vivendi Unversal's needs in terms of integration and distribution on the U.S. market. In terms of integration, what does this mean? Three special fields are discussed here:
VUE, USG and USA, separate today, one tomorrow, with full integration of TV production and distribution and with full integration between TV and movie production. We will develop new channels, also in the agreement with EchoStar. They are going to be focused on music, action, and games.

We were able to complete this acquisition in a very efficient manner. Now total acquisition is approximately 17X 2002 estimated EBITDA, which is well below recent multiples paid for cable channels. [unintelligible] In addition, the cash portion of the deal is minimal. Most of the deal is being financed with our USA Network Shares attributed to the cash portion of the deal, which is at $1.6 billion.

Trading what was non-consolidated assets for full consolidation and control of the cash generative USA assets will result in immediate accretion at all levels of our income statement as early as 2002. It will allow us to consolidate about 600 million euros of additional EBITDA and 380 million euros of free cash flow pre synergies. Net Income pre goodwill will increase close to .20 euros per share including synergies. This is not only a good business combination, but this is also sound financial interaction.

SLIDE #18: PAY  TV

Staying on the PAY TV side with Canal+. I would just say that we focused on restructuring Canal+ in '01 to improve efficiencies and cash flows to the transactions listed there. We expect Poland to break even at the end 2002 and with various events and communications, we expect Italy to break even at the end of 2003, beginning of 2004.

SLIDE #19 - ECHOSTAR

Now, let me turn briefly to Echostar. We announced the formation of our strategic alliance with Echostar that will provide us with a major opportunity to leverage our content via video on demand and pay per view services. We will become a privileged partner of EchoStar with a range and variety of agreements.

Specifically, we will offer five new channels of basic, 3 of them, and niche programming content to Echostar's DISH Network customers, and we did find, also we will integrate Canal+'s advanced middleware technology, MediaHighway, in EchoStar's next generation PVR set-top boxes, providing subscribers with interactive TV services, including movies and music from our libraries.

We have financial investments with Echostar at $1.5 billion with secured downside protection up to 15% if the merger with DirectTV goes through, and up 35% if it doesn't go through. Let me be clear on that: we have equity investments with Echostar because we are both in the satellite business and because of safe financial investment of the technology agreements with EchoStar. [unintelligible]

[No comment]

SLIDE #21 - Telecom

The final business of our group is Telecom, which I already mentioned (Universal Music Mobile). Additionally, I am just going to emphasize we have successfully renegotiated UMTS license fee. It's going to be a highly generated cash flow business for the coming year especially and exceptionally advancing business. [unintellible]

SLIDE #22 - Other

Perhaps, finally, a few points of information of the remaining assets of
Vivendi: BskyB we sold already about 40% of the 400 million shares. The fact is there that we will go one day from full manipuation to full sale of BskyB.

The Spirits and Wine sale was closed in late December generating $8.1 billion in cash for Vivendi Universal which we will use to reduce debt. [unintellible]

Lastly, this week we sold 55 million treasury shares, which will generate about 3.3 billion euros of cash. The proceeds will be used mostly to reduce debt which improves our debt to ebitda ratio to our target of 3 X EBITDA, a level that is in line with a comfortable BBB rating from the rating agencies.

SLIDE #23 - 2002

2001 was a year in which we engaged in a number of major transactions as we continued to reshape Vivendi into a global leader and also we will focus on integrating our operations and further improving on our financial performance.

We will keep our targeted US GAAP net debt to EBITDA ratio is 3X and we have achieved that with the sale of treasury rating is a good target.

SLIDE #25: WHY INVEST IN VIVENDI UNIVERSAL

To summarize. Vivendi Universal is a global media and communications company with worldwide leadership positions in key content businesses. When you look to the future of Vivendi Universal, we will consolidate the environmental businesses sooner rather than later. We will continue to grow the entertainment part of the company and keep with the telecommunications as stated. To a large extent, 2002 may be the right year for those who are not invested yet, in Vivendi Universal, to discover Vivendi Universal, because I hope we can be a simpler and simpler group, and very quickly. It could be a new, difficult year also because thanks to the transactions USA Entertainment and strategy partnership we are more visibly a tier one player in the U.S. industry. It could be a difficult year, because we will now report in full US GAAP and give you all the information to give you work to follow our progress. Being a full tier one player, releasing in GAAP, and coming back from what we were.

I know that for many of you, we were a losing French conglomerate and now we have come to be a global media and entertainment group.

I think we will be able to play on our differences and our differences are that we are: more global, better focused on technology and digital technology of digital television, higher organic growth than, better delivery than our peers, business models are more resilient. I hope that many of you discover the "new baby" in 2002, named Vivendi Universal.

And now, I will be delighted to take your questions.